Exhibit 10.2

May 22, 2023

James Cunniff (by email: [Redacted])

Dear Jim,

In connection with your anticipated employment with Electromed, Inc. (the “Corporation”) under the terms of the Employment Agreement between you and the Corporation effective as of July 1, 2023 (the “Employment Agreement”), we are offering relocation assistance of up to $30,000 (the “Relocation Assistance”), according to the terms and conditions set forth in this letter (“Relocation Letter”). Capitalized terms used but not defined in this Relocation Letter have the meanings set forth in the Employment Agreement.

Your eligibility for the Relocation Assistance is conditioned on your becoming employed by the Corporation and your relocation to the New Prague, Minnesota area. The Relocation Assistance may only be used for qualifying expenses and is subject to your submission of receipts confirming you incurred and paid qualifying expenses. Qualifying expenses include: (i) payment of rental costs for reasonably acceptable temporary housing in the New Prague, Minnesota area for you and your immediate family for up to six (6) months while you search for a permanent residence, plus (ii) the actual travel costs for up to two round trips by you and your spouse from Dallas, Texas to Minneapolis, Minnesota, plus (iii) the reasonable costs of moving or purchasing household goods and personal effects to your residence in the New Prague, Minnesota area; provided, however, that the total combined reimbursement amounts for qualifying expenses may not exceed $30,000.

If you do not commence employment with the Corporation, or if you resign employment with the Corporation without Good Reason or your employment with the Corporation is terminated for Cause within twelve (12) months of the Effective Date of the Employment Agreement, then you agree to promptly reimburse the Corporation for all Relocation Assistance expenditures made by the Corporation pursuant to this Relocation Letter. For example, if you resign without Good Reason or your employment is terminated for Cause six months after the Effective Date, then you must promptly reimburse the Corporation for all Relocation Assistance amounts.

You will be responsible for the full amount of any tax or other withholding that may be due as a consequence of receiving the Relocation Assistance. Additionally, payments and benefits under this Relocation Letter are intended to comply with Internal Revenue Code Section 409A and applicable guidance issued thereunder (“Section 409A”) or comply with an exemption from the application of Section 409A and, accordingly, all provisions of this Relocation Letter shall be construed and administered in accordance with Section 409A. Notwithstanding any of the provisions of this Relocation Letter, the Corporation shall not be liable to you for any excise taxes or interest if any payment or benefit which is to be provided pursuant to this Relocation Letter and which is considered deferred compensation subject to Section 409A otherwise fails to comply with, or be exempt from, the requirements of Section 409A.

This Relocation Letter does not modify the at-will employment relationship between you and the Corporation, as described in the Employment Agreement.

All matters relating to the interpretation and enforcement of this Relocation Letter will be governed by the laws of the State of Minnesota. This Relocation Letter may not be assigned by you. The Corporation may assign this Relocation Letter to any successor, parent or affiliate of the Corporation without further consent by you.

This Relocation Letter contains the entire agreement and understanding between the Corporation and you with respect to your eligibility for any relocation payments or reimbursement of relocation expenses. This Relocation Letter may not be modified or amended except in a written amendment signed by you and an authorized representative of the Corporation.

Sincerely,

ELECTROMED, INC.

/s/ Lee A. Jones

Lee A. Jones

Chair of the Board

I accept and agree to the terms and conditions of this Relocation Letter as set forth above.

/s/ James Cunniff
James Cunniff